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As filed with the Securities and Exchange Commission on May 29, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOUNTAIN BANK HOLDING COMPANY
(Exact name of registrant as specified in its charter)

WASHINGTON	91-1602736
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

501 Roosevelt, Enumclaw, Washington 98022 (360) 825-0100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mountain Bank Holding Company 1990 Employee Stock Option Plan
Mountain Bank Holding Company 1999 Employee Stock Option Plan
Mountain Bank Holding Company Employee Stock Purchase Plan
(Full title of plan)

Copies of communications to:

STEPHEN M. KLEIN, ESQ. WILLIAM E. BARTHOLDT, ESQ. Graham & Dunn P.C. 1420 Fifth Avenue, 33rd Floor Seattle, Washington 98101 (206) 340-9648	ROY T. BROOKS Chairman and Chief Executive Officer 501 Roosevelt Enumclaw, Washington 98022 (360) 825-0100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum Aggregate offering Price(1)	Amount of registration fee

Common shares	170,795(2)	$7.16	$1,223,402	$305.85

Notes:

1.
Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended ("Securities Act"), computation is based on the weighted average per share exercise price (rounded to the nearest cent) of outstanding options under the referenced stock option plans, and on the per share book value of the Registrant's common shares ($6.38) as of 3-31-01 with respect to common shares underlying stock options not yet granted and common shares issuable pursuant to the Employee Stock Purchase Plan.
2.
Shares of Registrant's Common Stock issuable upon exercise of options outstanding under the Mountain Bank Holding Company 1990 Employee Stock Option Plan ("1990 Plan") (65,000 Shares); the Mountain Bank Holding Company 1999 Employee Stock Option Plan (the "1999 Plan") (80,000 Shares); and the Mountain Bank Holding Company Employee Stock Purchase Plan (the "Purchase Plan") (25,795 Shares) (collectively, the "Plans"), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plans as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The documents listed below are incorporated by reference in the Registration Statement. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") prior to Registrant's filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

    (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

    (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements referred to in (a) above.

    (c) The description of the Registrant's common shares contained in the Registration Statement on Form SB-1, filed with the Commission on November 6, 2000 (Registration No. 333-46390), including any amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    The validity of the shares offered pursuant to the Plans will be passed upon by Graham & Dunn, PC, 1420 Fifth Avenue, 33rd Floor, Seattle, Washington 98101.

Item 6.  Indemnification of Directors and Officers.

    The Registrant's Articles of Incorporation provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of a director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates applicable provisions of the Washington Business Corporation Act pertaining to unpermitted distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled, and further provides that if the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act as so amended. The Registrant's Bylaws provide that the Registrant will indemnify any individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (a) the individual acted in good faith, and (b) the individual reasonably believed (i) in the case of conduct in the individual's official capacity within the corporation, that the individual's conduct was in its best interests, and (ii) in all other cases, that the individual's conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual's conduct was unlawful.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Graham & Dunn, P.C., Registrant's legal counsel, regarding legality of the Common Stock being registered.
23.1	Consent of Graham & Dunn (included in Exhibit 5.1).
23.2	Consent of Knight, Vale & Gregory, Inc. PS.
24.1	Powers of Attorney (see the Signature Page and certified resolutions of the Registrant's Board of Directors).
99.1	Mountain Bank Holding Company 1990 Employee Stock Option Plan.
99.2	Mountain Bank Holding Company 1999 Employee Stock Option Plan.
99.3	Mountain Bank Holding Company Employee Stock Purchase Plan.

Item 9.  Undertakings.

    A.  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Enumclaw, State of Washington, on the 25th day of May, 2001.

MOUNTAIN BANK HOLDING COMPANY
By	/s/ ROY T. BROOKS Roy T. Brooks Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes and appoints Roy T. Brooks and Sheila M. Brumley, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on the 25th day May, 2001.

Signature	Title

/s/ ROY T. BROOKS Roy T. Brooks	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ SHEILA M. BRUMLEY Sheila M. Brumley	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ SUSAN K. BOWEN-HAHTO Susan K. Bowen-Hahto	Director
/s/ BRIAN W. GALLAGHER Brian W. Gallagher	Director
/s/ MICHAEL K. JONES Michael K. Jones	Director

/s/ BARRY C. KOMBOL Barry C. Kombol	Director
/s/ STEVE W. MOERGELI Steve W. Moergeli	Director
/s/ JOHN W. RAEDER John W. Raeder	Director
/s/ J. B. RUPERT J. B. Rupert	Director
/s/ GARRETT S. VAN BEEK Garrett S. Van Beek	Director
/s/ HANS RUDY ZURCHER Hans Rudy Zurcher	Director

INDEX OF EXHIBITS

Exhibit Number	Description
5.1	Opinion of Graham & Dunn, P.C., Registrant's legal counsel, regarding legality of the Common Stock being registered.
23.1	Consent of Graham & Dunn (included in Exhibit 5.1).
23.2	Consent of Knight, Vale & Gregory, Inc. P.S.
24.1	Powers of Attorney (see the Signature Page and certified resolutions of the Registrant's Board of Directors).
99.1	Mountain Bank Holding Company 1990 Employee Stock Option Plan.
99.2	Mountain Bank Holding Company 1999 Employee Stock Option Plan.
99.3	Mountain Bank Holding Company Employee Stock Purchase Plan.

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PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX OF EXHIBITS